9

                         SEVERANCE AGREEMENT AND RELEASE

     This Severance Agreement and Release (the "Agreement") is entered into by and between Pizza Inn, Inc. (the "Company") and C. Jeffrey Rogers ("Mr. Rogers"), effective this 21st day of August, 2002.

     WHEREAS, Mr. Rogers's employment with the Company will terminate by mutual agreement on August 21, 2002;

     WHEREAS, in connection with the termination of Mr. Rogers's employment with the Company, the Company and Mr. Rogers desire to enter into this Agreement on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Mr. Rogers hereby agree as follows:

1.     AGREEMENTS  BY  MR.  ROGERS.

     In consideration of the mutual promises, conditions, and covenants by the Company set forth in this Agreement, and in accordance with the recitals set forth above, Mr. Rogers agrees as follows:

     (A) RESIGNATION: Mr. Rogers agrees that he has resigned all positions with the Company and its affiliates, including without limitation as a member and Vice-Chairman of the Company's Board of Directors and as Chief Executive Officer of the Company, as well as any trustee position or signatory authority.

(B) RELEASE OF CLAIMS: Mr. Rogers hereby RELEASES AND FOREVER DISCHARGES the Company (including, without limitation, the Company's affiliates, owners, stockholders, agents, directors, officers, members, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them) of and from any and all manner of action or actions, cause or causes of action, at law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated, due or to become due (hereinafter called "claims"), which Mr. Rogers now has or may hereafter have against the Company by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof including but not limited to those claims arising out of his employment with the Company or the termination of such employment. Without limiting the generality of the foregoing, the claims released herein include any claims arising out of, based upon, or in any way related to:

(1) the Employment Agreement between the Company and Mr. Rogers dated July 1, 1999, and any amendments or supplements to that agreement;
(2) any claim of entitlement to present or future employment or reemployment with the Company;
(3) any property, contract, or tort claims, including any and all claims of wrongful discharge, breach of employment contract, breach of any covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with contract or existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy, or any other common law claim of any kind;
(4) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act of 1990, the Equal
     Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Texas Labor Code, the Texas Unemployment Insurance Act, the Texas Worker's Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state, or local statute, regulation, or ordinance;
(5) any violation or alleged violation of the Age Discrimination in Employment Act, as amended;
(6) any claim for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health insurance, disability or medical insurance, or any other  employee  benefit  ;
(7) any claim relating to or arising under any other local, state, or federal statute or principle of common law (whether in contract or in tort) governing employment, discrimination in employment, and/or the payment of wages or benefits; and
(8) any claim that the Company has acted improperly, illegally, or unconscionably in any manner whatsoever at any time prior to the execution of this Agreement;
provided however, that the release described herein shall not apply to any claims that Mr. Rogers has or may have in the future (i) with respect to any breach of this Agreement by the Company or (ii) with respect to any claim under the Company's directors and officers insurance policies or claims for indemnification pursuant to the Company's bylaws or (iii) with respect to stock options currently held by Mr. Rogers which shall continue to be subject to the provisions of the Company's stock option plans, and (iv) with respect for any vested benefits of Mr. Rogers under any Company employee benefit plan.
     (C) OWBPA REPRESENTATIONS: With respect to Mr. Rogers's agreement to release any claims for violations or alleged violations of the Age Discrimination in Employment Act, as amended, as discussed in Paragraph 1(b)(5), above, Mr. Rogers understands that this Agreement is written in a manner calculated to be understood by him, that he understands this Agreement, that he does not waive any rights or claims that may arise after the date this Agreement is executed, that he is waiving any rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled, that he is advised to consult with an attorney prior to executing this Agreement, that he has a period of at least 21 days within which to consider this Agreement, that he has a period of at least seven days following the execution of this Agreement within which to revoke this Agreement, and this Agreement will not become effective or enforceable until the revocation period has expired.
     (D) COVENANT NOT TO SUE: Mr. Rogers agrees that it is his intention in executing this agreement that it shall be effective to bar each and every claim that he now has or could have against the Company arising from Mr. Rogers's employment with the Company except as otherwise provided in this Agreement. In signing this Agreement, Mr. Rogers agrees never to institute any claim at law or equity against the Company relating to his employment with the Company or the termination of such employment.

     (E) WARRANTY THAT CLAIMS HAVE NOT BEEN ASSIGNED OR CONVEYED: Mr. Rogers represents and warrants that he is the only person who may be entitled to assert any claims against the Company arising from any claim relating to his former employment with the Company and the termination of such employment, and that he has not assigned or conveyed to anyone else any part of or interest in his claims against the Company. Mr. Rogers agrees to indemnify and hold the Company harmless from any liability, demand, cost, expense, or attorney's fee incurred as the result of the assertion of any such claim or claims by any other person based on such an assignment or conveyance from Mr. Rogers.

     (F) AGREEMENT TO INDEMNIFY IF CLAIM AGAINST COMPANY IS FILED: Mr. Rogers agrees that if he hereafter commences, joins in, or in any manner seeks relief against any of the parties released hereunder through any administrative claim, lawsuit, or arbitration arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against the Company any of the claims released hereunder, then Mr. Rogers shall pay, in addition to any other damages caused thereby, all attorney's fees and costs incurred by the Company in defending or otherwise responding to said suit or claim.

     (G) NONDISCLOSURE OF CONFIDENTIAL INFORMATION: Mr. Rogers agrees to hold in strictest confidence, and not to directly or indirectly use, disclose, publish, disseminate, distribute, sell, transfer to any person, firm or corporation, copy, remove from the Company premises, or commercially exploit, without the written authorization of the Company, any Proprietary Information of the Company. As used herein, "Proprietary Information" means business, pricing, marketing, production, customer and cost data of the Company; compensation and fee information for all personnel, including independent contractors of the Company; information regarding the skills and performance of employees of the Company; other personnel records of the Company; business plans (including any strategic, marketing or sales plans), budgets, financial statements of the Company; contents of agreements and contracts with customers and suppliers of the Company; contents of agreements with joint ventures of the Company; customer lists, requirements and specifications of the Company; and any other information the Company treats as a trade secret or has marked "secret," "proprietary," "confidential," or treated in a similar manner. Mr. Rogers acknowledges that he is aware of the policies that the Company has implemented to keep Proprietary Information secret, including disclosing the information only on a need-to-know basis, labeling documents as "confidential," and keeping Proprietary Information in secure areas. Mr. Rogers also acknowledges that the Proprietary Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know or use such Proprietary Information.

     (H) NOTIFICATION TO COMPANY: In the event Mr. Rogers is required by a court of any competent jurisdiction to disclose any Proprietary Information, Mr. Rogers agrees to promptly notify the Company so that the Company may seek an appropriate protective order and/or waive Mr. Rogers's compliance with Paragraph 1(g), above. In the event such protective order or other remedy is not obtained, then Mr. Rogers agrees to disclose only that portion of such Proprietary Information that he is legally required to disclose.

     (I) RETURN OF COMPANY PROPERTY: Mr. Rogers agrees to deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all property, records, notes, reports, proposals, lists, correspondence, materials, equipment, rolodex cards, or other documents or property, together with all copies hereof (in whatever medium recorded) belonging to the Company, whether located at the Company, Mr. Rogers's home or elsewhere; provided however, that Mr. Rogers shall be entitled to retain (A) his rolodex (provided that a copy may be retained by the Company), (B) a copy of his personal email addresses, and (C) all personal effects, awards, files and art work, all of which shall be promptly delivered to Mr. Rogers by the Company.

     (J) NO DISPARAGEMENT OF COMPANY: Mr. Rogers agrees that he will not disparage, directly or indirectly, the Company or its affiliates, owners, stockholders, agents, directors, officers, members, franchisees, partners, employees, insurers, representatives, or lawyers.

     (K)     NONCOMPETITION,  TRADE  SECRETS,  AND  PROPRIETARY  INFORMATION
COVENANTS: Mr. Rogers agrees that Articles 9 and 10 the Employment Agreement between the Company and Mr. Rogers dated July 1, 1999, and any amendments or supplements to that agreement (the "Employment Agreement"), remain in full force and effect. Except as set forth in the preceding sentence, the Employment
Agreement  shall  be  of  no  further  force  or  effect.

     (L) AGREEMENT REGARDING ERRONEOUS BONUS ADVANCE: Mr. Rogers agrees that the bonus of approximately $120,000.00 paid to him by the Company in July 2002 was paid by mistake. Mr. Rogers agrees to repay the sum of $120,000.00 to the Company on or before January 1, 2003. Mr. Rogers agrees that if the entire sum is not repaid to the Company by this date, then the Company may offset monthly payments promised to Mr. Rogers in accordance with paragraph 2(a)(7), below, which shall be the Company's sole and exclusive remedy in the event of such nonpayment.

     (M) EFFECT OF REVOCATION OF AGREEMENT BY MR. ROGERS: Notwithstanding the Company's agreements to pay Mr. Rogers, in the event of any revocation by Mr. Rogers of this Agreement pursuant to Paragraph 1(c), above, the Company will not be obligated to make any payments to Mr. Rogers and all amounts previously paid to Mr. Rogers pursuant to Paragraphs 2(a)-(b) below (other than the payments described in Paragraphs 2(a)(1) and 2(a)(2)) shall be immediately due and payable to the Company upon written notice to Mr. Rogers by the Company.

     (N) LITIGATION AND REGULATORY COOPERATION: Mr. Rogers agrees to cooperate with the Company in the prosecution or defense of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Mr. Rogers was employed by the Company. Mr. Rogers's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Mr. Rogers also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. Rogers was employed by the Company. The Company shall provide Mr. Rogers with compensation on a per diem basis calculated at the sum of $3,000.00 per day, prorated as applicable on the basis of an 8-hour day less all withholdings required by law, for such requested litigation and regulatory cooperation, and shall reimburse Mr. Rogers for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys' fees and costs.

2.     AGREEMENTS  BY  THE  COMPANY.

     In consideration of the mutual promises, conditions, and covenants by Mr. Rogers set forth in this Agreement, and in accordance with the recitals set forth above, the Company agrees as follows:

     (A) PAYMENTS TO MR. ROGERS: The Company agrees to pay Mr. Rogers the following sums of money by delivery of such payments to counsel for Mr. Rogers:

     (1) The Company agrees to pay Mr. Rogers all accrued, unpaid base salary, less applicable withholdings required by law, until and including August 21, 2002. This payment will be made to Mr. Rogers upon execution of this Agreement.

     (2) The Company agrees to pay Mr. Rogers the total amount of $26,314.18 less applicable withholdings required by law, for all accrued, unused vacation. This payment will be made to Mr. Rogers upon execution of this Agreement.

     (3) The Company agrees to pay Mr. Rogers the total amount of $195,000.00, less applicable withholdings required by law, for 90 days of base salary. This payment will be made to Mr. Rogers 8 days after execution of this Agreement, assuming no revocation or breach of this Agreement by Mr. Rogers.

     (4) The Company agrees to pay Mr. Rogers the total amount of $50,000.00 for premiums on life insurance policies, as determined to be appropriate by Mr. Rogers in his sole discretion. This payment will be made to Mr. Rogers upon execution of this Agreement.

     (5) The Company agrees to pay Mr. Rogers the total amount of $25,000.00 for executive recruiting assistance, as determined to be appropriate by Mr. Rogers in his sole discretion. This payment will be made to Mr. Rogers upon execution of this Agreement.

     (6) The Company agrees to pay to counsel for Mr. Rogers the total amount of $30,713.51 for reasonable legal fees incurred by Mr. Rogers in connection with this Agreement. This payment is earmarked for counsel to Mr. Rogers and will be delivered upon execution of this Agreement.

     (7) The Company agrees to pay Mr. Rogers the total amount of $24,000.00 per month for 5 months - on January 1, 2003, February 1, 2003, March 1, 2003, April 1, 2003, and May 1, 2003. These payments will be made to Mr. Rogers on the dates specified, assuming no revocation of this Agreement by Mr. Rogers. However, these payments are subject to offset in accordance with paragraph 1(l) of this Agreement, above.

     (B) CONTINUATION OF COBRA HEALTH INSURANCE BENEFITS: The Company agrees to make monthly payments for Mr. Rogers' COBRA medical benefits coverage (including family members presently enrolled, as applicable under the Company's current insurance), subject to payment of required deductibles and copays for a period of 18 months after execution of this Agreement, assuming no revocation of this Agreement by Mr. Rogers. Terms of these medical benefits will continue to be governed by the applicable plans.

     (C) RELEASE OF CLAIMS: The Company, on behalf of itself, its subsidiaries and its affiliates, hereby RELEASES AND FOREVER DISCHARGES Mr. Rogers and his successors or assigns, and all persons acting by, through, under, or in concert with them, or any of them) of and from any and all manner of action or actions, cause or causes of action, at law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated, due or to become due (hereinafter called "claims"), which the Company now has or may hereafter have against Mr. Rogers by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof including but not limited to those claims arising out of his employment with the Company or any compensation or reimbursement related to such employment; provided however, that the release described herein shall not apply to any claims that the Company has or may have in the future (i) with respect to any breach of this Agreement by Mr. Rogers or
(ii) with respect to that certain promissory note in the original principal amount of $1,949,697.51 dated October 6, 1999 or (iii) with respect to the bonus described in Paragraph 1(l) above, subject to Paragraph 2(a)(7) above.

     (D) NO DISPARAGEMENT OF MR. ROGERS: The Company agrees, on behalf of itself, its directors, officers and employees, that it and they will not disparage, directly or indirectly, Mr. Rogers and will use its best reasonable efforts to cause its franchisees and other agents to not disparage Mr. Rogers. If asked for references, the Company agrees to disclose only Mr. Rogers's position and dates of employment.

     (E) CONFIDENTIALITY. The Company agrees that it will not disclose to anyone the contents of Mr. Rogers' personnel file, other than to confirm dates of employment, positions held, and salary received, unless requested to do so by Mr. Rogers or an appropriate governmental entity or compelled by legal process. Nothing in this Agreement, however, will be deemed to preclude the Company, its agents, employees, successors and assigns, from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process or otherwise required by law.

     (F) D & O INSURANCE. The Company agrees to use its best reasonable efforts to maintain its current directors and officers liability insurance coverage and will take no action to deprive Mr. Rogers of the benefits of such coverage.



3.     LEGAL  AND  EQUITABLE  REMEDIES.

     The parties agrees that each party hereto has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that such party may have for a breach of this Agreement by the other party.

4.     OTHER  PROVISIONS.

     (A)     GOVERNING  LAW  AND  CONSENT  TO  PERSONAL  JURISDICTION:   This
Agreement is governed by and will be construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas, and each party hereby expressly consents to the personal jurisdiction of the state and federal courts located in Dallas County, Texas for any lawsuit filed arising from or relating to this Agreement.

     (B) SUCCESSORS AND ASSIGNS: This Agreement will be binding upon Mr. Rogers's heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns. This Agreement will be binding upon the Company's successors and assigns and will be for the benefit of Mr. Rogers' heirs, executors, administrators and other legal representatives.

     (C) THIRD-PARTY BENEFICIARIES: Mr. Rogers and the Company acknowledge and agree that the terms of this Agreement, including but not limited to the releases of claims by Mr. Rogers, will inure to the benefit of the Company's affiliated entities, owners, stockholders, agents, directors, officers, members, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them.

     (D) SEVERABILITY: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (E) HEADINGS AND CONSTRUCTION: The headings in this Agreement are for convenience only and are not considered a part of or used in the construction or interpretation of any provision of this Agreement.

     (F) ENTIRE AGREEMENT: The matters set forth in this Agreement constitute the sole and entire agreement between Mr. Rogers and the Company and supersede all prior agreements (except as otherwise set forth herein), negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto. Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement.

     (G) AMENDMENT TO THIS AGREEMENT: Any amendment to this Agreement must be writing and signed by duly authorized representatives of the parties hereto and stating of the intent of the parties to amend this Agreement.

     (H) VOLUNTARY EXECUTION: This Agreement has been entered into as a result of arms-length negotiations between Mr. Rogers and the Company, and the parties each represent that they are voluntarily executing this Agreement after an adequate opportunity to consult with counsel of their choosing regarding its meaning and effect.

     (I)     EXECUTION  IN  COUNTERPARTS:     This  Agreement may be executed in
counterparts, including facsimile counterparts, with the same force and effectiveness as if it were executed in one complete document.

     IN WITNESS WHEREOF, the Company and Mr. Rogers have executed and delivered this Agreement as of the date first written above.

AGREED:                         Pizza  Inn,  Inc.


                              By:/s/ Stephen Ungerman
                                   Stephen  Ungerman,  Chairman  of  the  Board


                             By:/s/ C. Jeffrey Rogers
AGREED:                         C.  Jeffrey  Rogers




Dallas  PC  DOCS  598414